SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549              ---------------
                                                                 SEC FILE NUMBER
                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING             333-05112-C
                                                                 ---------------
                                                                   CUSIP NUMBER
(CHECK ONE): [X] Form 10-K and Form 10-KSB [ ] Form 20-F
             [ ] Form 11-K [ ] Form 10-Q and Form 10-QSB            98412Y 10 1
             [ ] Form N-SAR                                      ---------------

                For Period Ended:         December 31, 2002
                [ ] Transition Report on Form 10-K
                [ ] Transition Report on Form 20-F
                [ ] Transition Report on Form 11-K
                [ ] Transition Report on Form 10-Q
                [ ] Transition Report on Form N-SAR
                For the Transition Period Ended:
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  READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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PART I - REGISTRANT INFORMATION

Full Name of Registrant

         XOX Corporation

Former Name if Applicable

Address of Principal Executive Office (STREET AND NUMBER)
         1325 East 79th St.

City, State and Zip Code
         Bloomington, Minnesota  55425
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PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

        |    (a)      The reasons described in reasonable detail in Part III of
        |             this form could not be eliminated without unreasonable
        |             effort or expense;
        |    (b)      The subject annual report, semi-annual report, transition
[X]     |             report on Form 10-K, Form 20-F, 11-K, Form N-SAR, [ X ] or
        |             portion thereof, will be filed on or before the fifteenth
        |             calendar day following the prescribed due date;
        |             or the subject quarterly report of transition report on
        |             Form 10-Q, or portion thereof will be filed on or before
        |             the fifth calendar day following the prescribed due date;
        |             and
        |    (c)      The accountant's statement or other exhibit required by
        |             Rule 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE

XOX Corporation's (the "Company") auditors, Grant Thorton LLP, have required advance payment for audit services for the year ended December 31, 2002. Because of the Company's current financial position it has been unable to provide Grant Thornton with the required advance payment. As a result, the Company's 2002 annual audit has not been completed as of this date.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

            Richard Barnaby           (952)             876-0527
                (Name)            (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports)
         been filed? If answer is no, identify report(s).       [X] Yes  [ ]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?                             [ ] Yes   [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                                 XOX CORPORATION
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date March 31, 2003                     By /s/ Richard Barnaby
                                           -------------------------------------
                                           President and Chief Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.